StoneCastle Financial Corp.

Exhibit to Item 77K

Changes in Accountants


The Registrant, by action of its Board of Trustees taken on November 18, 2015 for the StoneCastle Financial Corp. (the "Company"), engaged Tait, Weller & Baker LLP ("Tait") as its independent registered public accounting firm to audit the Funds' financial statements for the fiscal year ended December 31, 2015. The decision to engage Tait was recommended by the Audit Committee at a Meeting held on November 18, 2015. Due to a proposed significant increase in fees with KPMG, a search was performed and Tait was selected as the new auditor.

The reports of KPMG on the financial statements of the Company for the fiscal year ended December 31, 2014 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year ended December 31, 2014, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their reports on the financial statements for such years. Furthermore, during the fiscal year ended December 31, 2014 and through November 18, 2015, there have been no reportable events (as defined in S-K 304(a)(1)(v)). The Registrant has requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 25, 2016, is filed as Exhibit 77 Q1(f) to this Form N-SAR.

During the Funds' most recent fiscal year, neither the Registrant nor anyone on its behalf has consulted KPMG, with respect to the Company, on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).